Exhibit 99.2
CALGON CARBON AWARDED CONTRACTS FOR MERCURY REMOVAL
PITTSBURGH, PA — January 7, 2010 — Calgon Carbon Corporation (NYSE: CCC) announced today that it has been awarded four contracts to supply FLUEPAC® activated carbon to control mercury emissions. The contracts range in length from one to five years and are valued at $34.0 million cumulatively.
Three of the contracts are with U.S. electric power generators, one of which was secured through BRENNTAG Pacific Inc., a distributor of Calgon Carbon’s products and services in North America. Under terms of the agreements, Calgon Carbon will supply FLUEPAC® to coal-fired power plants in the mid-atlantic, midwestern, and western regions of the U.S. All three contracts can be extended beyond their initial terms.
The fourth contract is for removal of mercury from the flue gas of a cement plant. Calgon Carbon expects that the U.S. EPA will promulgate and finalize regulations in 2010 that will require the cement industry in the United States to control its mercury emissions.
Commenting on the announcement, Robert P. O’Brien, Calgon Carbon’s senior vice president — Americas, said, “We are pleased that three electric power companies have selected our FLUEPAC® powdered activated carbon to meet their requirements for mercury removal. As this market continues to expand, we look forward to providing these products to other power companies.
Also, we are very pleased to have been chosen to supply activated carbon to a cement manufacturing company for mercury control. We believe that this is the first contract for on-going carbon supply for mercury removal at a cement plant in the United States.”
Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

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